AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made and entered into by and among FIRST FEDERAL SAVINGS BANK, a federally-chartered capital stock thrift institution ("First Federal"), NEW FIRST FEDERAL SAVINGS BANK, a federally-chartered capital stock thrift institution in the process of organization ("New Bank"), the sole stockholder of the Holding Company, J. Stanley Stephen (the "Holding Company Stockholder") and THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY, a Delaware business corporation (the "Holding Company"), effective as of the date executed by all of the parties.


                                   WITNESSETH:

         WHEREAS, First Federal is a capital stock thrift institution duly organized and existing under the laws of the United States of America and having its principal office in Bryan, Texas, with authorized capital stock consisting of three million shares of common stock, par value $.01 per share ("First Federal Common Stock"), of which 239,612 shares are issued and outstanding, and one million shares of serial preferred stock (First Federal Preferred Stock), of which 87,263 shares are issued and outstanding;

         WHEREAS, New Bank is a capital stock thrift institution in the process of organization under the laws of the United States of America, which is proposed to be a subsidiary of the Holding Company and to have authorized capital stock consisting of one million shares of common stock, par value $.01 per share ("New Bank Stock");

         WHEREAS, the Holding Company is a capital stock corporation duly organized and existing under the laws of Delaware, with authorized capital stock consisting of three million shares of common stock, par value $.01 per share ("Holding Company Common Stock") of which one share is issued and outstanding, and one million shares serial preferred stock, of which no shares are issued and outstanding;

         WHEREAS, the Holding Company has issued one share of its common stock to the Holding Company Stockholder in return for $10.00 cash consideration;

         WHEREAS, the Holding Company proposes to purchase one share of the common stock of New Bank for $10.00;

         WHEREAS, it is the desire of the parties to this Agreement to adopt a plan of reorganization providing for the formation of a thrift institution holding company; and

         WHEREAS, a majority of the respective Boards of Directors of First Federal, New Bank, and the Holding Company have approved and authorized the execution of this Agreement pursuant to which the plan of reorganization, including the merger of New Bank into First Federal, will be implemented;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and in order to prescribe the plan of reorganization and merger, including its terms and conditions, the mode of carrying the same into effect, the manner and basis of stockholders of First Federal exchanging their First Federal Common Stock for Holding Company Common Stock or selling their First Federal Common Stock and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                    ARTICLE I

                            MERGER AND REORGANIZATION

          1.1 Subject to the conditions hereinafter set forth, New Bank shall be merged into First Federal under the Charter of First Federal at the Effective Date (as defined in Article XI hereof) of the merger (the "Merger"). The Merger shall be effected pursuant to the provisions of, and with the effect provided in, the applicable provisions of the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision.

          1.2 On the Effective Date, the resulting thrift institution in the Merger shall be First Federal (hereinafter referred to as the "Surviving Institution" whenever reference is made to it as of the Effective Date of the Merger or thereafter) which will continue to operate as a thrift institution under its present name as "First Federal Savings Bank." The Charter and Bylaws of First Federal in effect on the Effective Date shall be the Charter and Bylaws of the Surviving Institution. The established offices and facilities of First Federal immediately prior to the Merger shall become the established offices and facilities of the Surviving Institution. The locations of the home office and any other offices of the Surviving Institution are set forth in Schedule A attached hereto.

          1.3 On the Effective Date of the Merger, New Bank shall cease to exist separately and shall be merged with and into First Federal in accordance with the provisions of this Agreement and Plan of Merger and in accordance with the provisions of applicable laws, rules and regulations, and all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights and credits then owned by New Bank or which would inure to it, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the Surviving Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by New Bank prior to such Merger. The Surviving Institution shall be deemed to be and shall be a continuation of the entity and identity of New Bank and First Federal and all of the rights and obligations of New Bank and First Federal shall remain unimpaired and the Surviving Institution, on the Effective Date of such Merger, shall succeed to all such rights and obligations and the duties and liabilities connected therewith on such Effective Date.

          1.4 On the Effective Date of the Merger, there will be no holders of deposit accounts, transaction accounts, savings accounts or certificates of deposit issued by New Bank. Holders of deposit accounts, transaction accounts, savings accounts or certificates of deposit of First Federal as of the Effective Date of the Merger shall continue to be holders of the same interest of the Surviving Institution without change as to withdrawal value or other rights. No existing deposit account, transaction account, savings account or certificate of deposit holder shall have any of his rights impaired by virtue of the Merger contemplated hereby.

          1.5 The directors and officers of the Surviving Institution on the Effective Date shall be those persons who are directors and officers, respectively, of First Federal immediately before the Effective Date. Information with respect to the directors of the Surviving Institution is set forth in Schedule B attached hereto. The committees of the Board of Directors of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same persons who were serving on, committees appointed by the Board of Directors of First Federal as they exist immediately before the Effective Date. The committees, if any, of officers of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same officers who were serving on, the committees of officers of First Federal as they exist immediately before the Effective Date.

          1.6 Except as expressly prohibited by applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of First Federal and New Bank, their respective stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors, and their respective officers and agents, which were valid and effective immediately before the Effective Date, shall be taken for all purposes at and after the Effective Date as the acts, plans and policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of the Surviving Institution and shall be as effective and binding thereon as the same were with respect to First Federal and New Bank immediately before the Effective Date.


                                   ARTICLE II

                 CONVERSION, EXCHANGE AND CANCELLATION OF SHARES

         2.1 Conversion of First Federal Common Stock. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, the Holding Company, First Federal or any other party to the Agreement, First Federal Common Stock issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall, subject to the provisions of Sections 2.2 and 2.3 hereof, be converted into and become the right to receive either:

                         (a) such  number of shares of  Holding  Company  Common
                    Stock equal to the product of 2.5 multiplied by the number of shares of First Federal Common Stock to be converted ("Stock Distribution");

                         (b) an amount in cash  equal to $24.07  per share  (the
                    "Cash Distribution"),

as the holder  thereof  shall elect or be deemed to have  elected as provided in
Section 2.2 of this Agreement (the aggregate of the Cash Distributions and the Stock Distributions payable or issuable pursuant to the Merger is sometimes hereinafter referred to as the "Merger Consideration"); provided, however, that any shares of First Federal Common Stock held by First Federal, other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and shall not be exchanged for the Merger Consideration.

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



         2.2      Election Procedures.

                  (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing First Federal Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent designated by Holding Company, or to the Holding Company in its capacity as exchange agent, as determined by the Holding Company (the "Exchange Agent"), in such form as First Federal and the Holding Company shall mutually agree ("Election Form") shall be mailed approximately 25 days prior to the anticipated Effective Date or on such other date as First Federal and the Holding Company shall mutually agree (the "Mailing Date") to each holder of record of First Federal Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

                  (b) Each Election Form shall specify the amount of Merger Consideration receivable for each share of First Federal Common Stock in the Cash Distribution and the Stock Distribution and shall permit a holder to elect to receive, as provided in Section 2.2 of this Agreement, (i) the Stock Distribution for all of his shares (in which case, such holder's shares shall be deemed to be and shall be referred to herein as "Stock Election Shares"), (ii) the Cash Distribution for certain designated shares (in which case, such holder's shares so designated shall be deemed to be and shall be referred to herein as "Cash Election Shares") with the remaining shares being converted to the Stock Distribution as Stock Election Shares, or (iii) the Cash Distribution for all of his shares.

                  (c) Any shares of First Federal Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made an election to receive either the Cash Distribution or the Stock Distribution (such holder's shares being deemed to be and shall be referred to herein as "No Election Shares") by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be Cash Election Shares. Any holder of 1% or more of First Federal Common Stock (determined as of the Effective Date) that shall not, on or before the Election Deadline, have delivered to the Exchange Agent a tax certification confirming his present intention not to sell, exchange, or otherwise dispose of any Holding Company Common Stock (a "Tax Certification") received in the Merger shall be deemed to have made a timely election to receive the Cash Distribution for all of his shares, and all shares of First Federal Common Stock held by such holder shall be deemed to be Cash Election Shares for all purposes of this Agreement, including Section 2.1. (The parties acknowledge that the foregoing sentence will preclude a holder that acquires additional shares of First Federal Common Stock and becomes a holder of 1% or more of such shares after the Election Deadline from receiving the Stock Distribution.) "Election Deadline" means 5:00 p.m., local time, on the 20th day following the Mailing Date, or such other time and date as the Holding Company and First Federal shall mutually agree.

         (d) First Federal shall promptly make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of First Federal Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and First Federal shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

         (e) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of First Federal Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form and in the case of holders of 1% or more of the outstanding First Federal Common Stock, a Tax Certification if any such holder elects the Stock Distribution, in whole or in part. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of First Federal Common Stock represented by such Election Form shall become No Election Shares and First Federal shall cause the certificates representing First Federal Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Holding Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (f) Allocation Procedures. Within ten business days after the Effective Date, or as soon thereafter as practicable, the Holding Company shall cause the Exchange Agent to effect the allocation among the holders of First Federal Common Stock of rights to receive Holding Company Common Stock or cash in the Merger as follows:

                  (i) Stock Elections Less Than The Minimum Stock Value, If shares of Holding Company Common Stock that would be issued in the Merger upon conversion of the Stock Election Shares represents less than 20% of the shares of First Federal Common Stock outstanding (the "Minimum Stock Value"), then the Holding Company will be permitted to allocate cash and stock pro rata to those shareholders electing the Cash Distribution (other than Dissenting Shares as defined in Section 2.3) in such amount as would result in at least 20% of First Federal Common Stock to be exchanged for Holding Company Common Stock; provided, however, that the Holding Company may pay cash for First Federal Common Stock which, if exchanged for Holding Company Common Stock in the Merger would result in adverse accounting treatment, as determined by independent accountants for the Holding Company, and that any pro rata distribution of cash and stock pursuant to this Section 2.2(f)(i) shall be based on the amount Stock Election Shares excluding any Stock Election Shares exchangeable for cash due to such accounting considerations. For purposes of determining the Minimum Stock Value under this Section 2.2(f)(i) and Section 2.2(f)(ii) below, all Dissenting Shares shall be deemed Cash Election Shares.

                  (ii) Stock Elections Greater Than The Maximum Stock Value. If the shares of Holding Company Common Stock that would be issued in the Merger upon the conversion of the Stock Election Shares is greater than 49% of the shares of First Federal Common Stock outstanding (the "Maximum Stock Value"), then the Holding Company will be permitted to allocate cash and stock pro rata to those shareholders electing the

         Stock Distribution in such amount as would result in less than 49% of First Federal Common Stock being exchanged for Holding Company Common Stock in the Merger; provided, however, that the Holding Company may pay cash for First Federal Common Stock which, if exchanged for Holding Company Common Stock in the Merger would result in adverse accounting treatment, as determined by independent accountants for the Holding Company, and that any pro rata distribution of cash and stock pursuant to this Section 2.2(f)(i) shall be based on the amount of Stock Election Shares excluding any Stock Election Shares exchangeable for cash due to such accounting considerations. Merger Consideration shall be paid in accordance with the Election Forms subject to the provisions of Section 2.2(c). No Election Shares shall be converted into the right to receive cash.

         2.3 Dissenting Shares. Any record holder of First Federal's Common Stock may require First Federal to pay the fair or appraised value of his or her First Federal Common Stock, determined as of the Effective Date of the Merger, by complying with Section 552.14 of the Office of Thrift Supervision ("OTS") Rules and Regulations. The computation of fair or appraised value of such shares (the "Dissenting Shares") will exclude any element of value arising from the accomplishment or expectation of the Merger. Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Date, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OTS Regulations.

         2.4      Exchange Procedures.

                           (a) In accordance with Section 2.2(a) herein, holders
of record of certificates formerly representing shares of First Federal Common Stock (the "Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that the Exchange Agent shall deliver or cause to be delivered to such holders, which letter of transmittal shall be included with the Election Forms distributed pursuant to
Section 2.2(a).

                           (b) The  Holding  Company or, at the  election of the
Holding Company, the Exchange Agent, shall accept Certificates upon compliance with such reasonable terms and conditions as the Holding Company or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. All Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Holding Company or the Exchange Agent may require.

                          (c) Each  outstanding  Certificate  shall  until  duly
surrendered to the Holding Company or the Exchange Agent be deemed to evidence ownership of the Merger Consideration into which the First Federal Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

                          (d) Subject to Section 2.3, after the Effective  Date,
holders of Certificates shall cease to have rights with respect to First Federal Common Stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration provided for in this Agreement. After the Effective Date, there shall be no further transfer on the records of First Federal of Certificates, and if such Certificates are presented to First Federal for transfer, they shall be cancelled against delivery of the Merger Consideration provided therefor in this Agreement. Neither the Exchange Agent nor the Holding Company shall be obligated to deliver the Merger Consideration to which any former holder of First Federal Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Holding Company Common Stock under this Agreement until such person surrenders the Certificates representing the right to receive such Holding Company Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. [CERTIFICATES SURRENDERED FOR EXCHANGE BY ANY PERSON CONSTITUTING AN "AFFILIATE" OF FIRST FEDERAL FOR PURPOSES OF RULE 145 OF THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS THEREUNDER, THE "SECURITIES ACT"),
SHALL NOT BE EXCHANGED FOR HOLDING COMPANY COMMON STOCK UNTIL THE HOLDING COMPANY HAS RECEIVED A WRITTEN AGREEMENT FROM SUCH PERSON IN THE FORM ATTACHED AS EXHIBIT C.] Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Holding Company and the Exchange Agent shall be entitled to rely upon the stock transfer books of First Federal to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Holding Company and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         2.5 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Holding Company Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Holding Company Common Stock shall receive the number of shares rounded up to the next whole number of shares.

         2.6 First Federal Preferred Shares. First Federal preferred stock currently issued and outstanding will remain issued and outstanding First Federal Preferred Stock. The Merger will not change any of the terms or conditions of First Federal Preferred Stock, and holders of First Federal Preferred Stock will not have any election in the Merger.

         2.7 New Bank Stock. The outstanding share of New Bank Stock issued to the Holding Company shall be cancelled and converted into a share of First Federal Common Stock.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

         The Holding Company hereby represents and warrants as follows:

          3.1 The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Effective Date, the Holding Company will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

          3.2 The Holding Company has no subsidiaries other than New Bank at the date of this Agreement. Between the date hereof and the Effective Date, the Holding Company will not create or acquire any subsidiaries, other than New Bank, without the consent of First Federal.

          3.3 The authorized capital stock of the Holding Company consists on the date hereof of three million shares of Holding Company Common Stock, par value $.01 per share, and one million shares of serial preferred stock. Except as set forth above or as contemplated by this Agreement or necessary for the effectuation of the Merger, as of the date hereof, the Holding Company has one share of its capital stock issued and outstanding and does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock.

          3.4 Compliance with the terms and provisions of this Agreement by the Holding Company will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which the Holding Company is a party, or constitute a default thereunder.

          3.5 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company and have been approved by the Holding Company Common Stockholders.

          3.6 The Holding Company has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to approval of this Agreement and the Merger by the Holding Company Stockholder and the provisions of Section 7.3 hereof.

          3.7 On or prior to the Effective Date, the Holding Company will have available the funds necessary to convert and exchange the outstanding First Federal Common Stock to be converted and exchanged pursuant to the Merger as provided herein.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

         First Federal hereby represents and warrants as follows:

          4.1 First Federal is a capital stock thrift institution duly organized, validly existing and in good standing under the laws of the United States of America, and is duly authorized to carry on its business as it is now being conducted.

          4.2 The authorized capital stock of First Federal consists on the date hereof of three million shares of First Federal Common Stock, par value $.01 per share, of which 239,612 shares

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



are issued and outstanding, and one million shares of serial preferred stock, of which 87,263 shares are issued and outstanding.

          4.3 Compliance with the terms and provisions of this Agreement by First Federal will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which First Federal is a party.

          4.4 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of First Federal.

          4.5 First Federal has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to the provisions of Section 7.3 hereof.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF NEW BANK

         New Bank hereby represents and warrants as follows:

          5.1 New Bank, at the direction of the Holding Company, will apply to the Office of Thrift Supervision to be chartered as a capital stock thrift institution, and immediately before the Effective Date will be duly organized, validly existing and in good standing under the laws of the United States of America, and duly authorized to carry on the business of an interim federal thrift institution.

          5.2 The authorized capital stock of New Bank is proposed to consist of one million shares of New Bank Stock, par value $.01 per share. Except for the share of New Bank Stock issued to the Holding Company for the effectuation of the Merger, prior to the Merger, New Bank will not have any shares of its stock issued and outstanding. There are no outstanding subscriptions, options or other arrangements or commitments obligating New Bank to issue any shares of its capital stock.

          5.3 Compliance with the terms and provisions of this Agreement by New Bank will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which New Bank is, or upon organization will be, a party.

          5.4 Prior to the Merger, the execution, delivery and performance of this Agreement will be duly authorized by the Board of Directors of New Bank and will be approved by the Holding Company as the sole stockholder of New Bank.

          5.5 New Bank has complete and unrestricted power to enter into and to consummate the transaction contemplated by this Agreement, subject to the approval of this Agreement and the Merger by the Holding Company as sole stockholder of New Bank and the provisions of Section 7.3 hereof.



                                   ARTICLE VI

              OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

          6.1 Prior to the Effective Date, (i) New Bank shall complete its organization and have directors who shall be duly elected and qualified, (ii) the Holding Company shall complete its organization and have directors who shall be duly elected and qualified, and (iii) this Agreement shall be duly submitted to the stockholders of First Federal for the purpose of considering and acting upon this Agreement in the manner required by law. Each party shall use its best efforts to obtain the requisite approvals of this Agreement and the transactions contemplated herein and, after obtaining such approval, the parties through their respective officers and directors, shall execute and file with the appropriate regulatory authorities all documents and papers, and the parties shall take every reasonable action, necessary to comply with and to secure such approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations.


                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO THE CONSUMMATION OF
                          THE MERGER AND REORGANIZATION

         The obligations of the parties hereto to consummate the Merger and the reorganization contemplated hereby shall be subject to the conditions that on or before the Effective Date:

          7.1 Each of the parties hereto shall have performed and complied with all of its obligations hereunder which are to be complied with or performed on or before the Effective Date.

          7.2 This Agreement and related transactions contemplated hereby shall have been duly and validly authorized, approved and adopted at a meeting of stockholders duly and properly called for such purpose by First Federal by an affirmative vote of at least 50 percent of the outstanding voting stock of First Federal plus one affirmative vote, all in accordance with the applicable regulations of the Office of Thrift Supervision.

          7.3 Orders, consents and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the Office of Thrift Supervision, (or there shall have been received satisfactory assurance that such orders, consents or approvals are not required), granting the authority necessary for consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Rules and Regulations of the Office of Thrift Supervision, all other requirements prescribed by law and the rules and regulations of any other regulatory authority having jurisdiction over the transactions contemplated herein shall have been satisfied.

          7.4 There shall have been received from Crowe, Chizek & Company LLP, accountants to First Federal, an opinion to the effect that:

           1.     No gain  or loss  will be  recognized  on the  receipt  of the
                  Holding Company Common Stock by First Federal common shareholders who receive solely Holding Company Common Stock in exchange for First Federal Common Stock (IRC Section 351(a)). Gain, but not loss, will be recognized by First Federal common shareholders who receive both Holding Company Common Stock and cash in exchange for First Federal Common Stock, but in an amount not in excess of the cash received (IRC Section 351(b)).

           2. No gain or loss will be recognized by the Holding Company on the receipt of cash and First Federal Common Stock solely in exchange for shares of Holding Company Common Stock (IRC
                  Section 1032).

           3. The basis of the Holding Company Common Stock received by a First Federal common shareholder will be the same as the adjusted basis of the First Federal Common Stock surrendered in exchange therefor, decreased by the amount of any cash received, and increased by any gain recognized in the exchange (IRC Section 358).

           4. The holding period of the Holding Company Stock received by a First Federal common shareholder in exchange for the transfer of First Federal Common Stock will include the period during which the First Federal Common Stock surrendered in exchange therefor was held, provided that the First Federal Common Stock was held as a capital asset on the date of the exchange (IRC Section 1223(1)).

           5. The basis of the First Federal Common Stock received by the Holding Company will be the same as the basis of the First Federal Common Stock in the hands of the First Federal common shareholders immediately prior to the exchange, increased by any gain recognized by the First Federal common shareholders in the exchange (IRC Section 362(a)).

           6. The holding period of the First Federal Common Stock received by Holding Company will include the period during which the First Federal Common Stock was held by the First Federal common shareholders (IRC Section 1223(2)).

           7. Gain or loss, if any, will be recognized by a First Federal common shareholder who receives solely cash in exchange for the transfer of First Federal Common Stock.

          7.6 Holders of no more than 80% of First Federal Common Stock shall elect to receive cash as Merger Consideration (approximately $4.6 million of cash elections).

           7.7 The Holding Company will have successfully completed a public offering for at least 100,000 shares of Holding Company Common Stock, and at least $3,900,000 of Units, each Unit consisting of debentures and warrants to purchase Holding Company Common Stock.

          7.8 No good faith action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the Merger and reorganization contemplated herein, or which might restrict the operation of the business of the Surviving Institution or the ownership of the capital stock of the Surviving Institution or the exercise of any rights with respect thereto by the Holding Company, or subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.


                                  ARTICLE VIII

                         ADDITIONAL CONDITIONS PRECEDENT

           8.1 Each obligation of the Holding Company and New Bank to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

               (a) The representations and warranties made by First Federal and by New Bank in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date; and

               (b) The Holding Company shall have received an opinion of Silver, Freedman & Taff, L.L.P. which shall be to the effect that:

                           (i) First Federal is duly organized, validly existing
                  and in good standing under the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision;

                           (ii) the execution and delivery of this Agreement did
                  not, and the consummation of the Merger and reorganization contemplated hereby will not, violate any provisions of the Charter or Bylaws of First Federal;

                           (iii) New Bank is a capital stock thrift institution,
                  duly organized, validly existing and in good standing under the laws of the United States of America and Rules and Regulations of the Office of Thrift Supervision;

                           (iv) the execution and delivery of this Agreement did
                  not, and the consummation of the Merger and reorganization contemplated hereby will not, violate any provisions of the Charter or Bylaws of New Bank; and

                           (v) the Boards of Directors and stockholders of First
                  Federal and New Bank have taken all corporate action required by their respective Charters and Bylaws and by the Rules and Regulations of the Office of Thrift Supervision to
                  authorize the execution and delivery of this Agreement and to approve the Merger and reorganization in accordance with the terms of this Agreement; First Federal and New Bank have obtained the requisite approvals from the Office of Thrift Supervision to consummate the Merger and reorganization contemplated by this Agreement; and this Agreement is a legal, valid and binding agreement of First Federal and New Bank in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the rights of creditors generally or the rights of creditors of thrift institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or which are subject to regulation by the Office of Thrift Supervision, including but not limited to laws relating to the availability of equitable remedies.

           8.2 Each obligation of First Federal to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

               (a) The representations and warranties made by the Holding Company and by New Bank contained in this Agreement shall be true as though such representations and warranties had been made or given at and as of the Effective Date;

               (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by the Holding Company and by New Bank; and

               (c) First Federal shall have received an opinion of Silver, Freedman & Taff, L.L.P. which shall be to the effect that:

                    (i) The Holding  Company is a  corporation  duly  organized, validly existing and in good standing under the laws of the State of Delaware;

                    (ii) The Holding  Company has corporate power to execute and deliver this Agreement; the Board of Directors and the Holding Company Stockholder have taken all action required by its Certificate of Incorporation and Bylaws to authorize such execution and delivery, to approve the Merger and reorganization contemplated hereby and to authorize the issuance of the shares of Holding Company Common Stock necessary to consummate the Merger and reorganization; and this Agreement is the legal, valid and binding agreement of the Holding Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the rights of the creditors generally, including but not limited to laws relating to the availability of equitable remedies;

                    (iii) New Bank is a capital  stock thrift  institution  duly organized, validly existing and in good standing under the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision;

                    (iv) New Bank has  corporate  power to execute,  deliver and perform this Agreement; the Board of Directors and the stockholder of New Bank have taken all action required by its Charter and Bylaws and by the Rules and Regulations of the Office of Thrift Supervision to authorize such execution, delivery and performance and to approve the Merger; and this Agreement is the legal, valid and binding agreement of New Bank in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the rights of creditors generally or the rights of creditors of thrift institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or which are subject to regulation by the Office of Thrift Supervision, including but not limited to laws relating to the availability of equitable remedies; and

                    (v) The Holding  Company and New Bank have  obtained or will obtain the requisite approvals from the Office of Thrift Supervision to consummate the Merger and reorganization contemplated by this Agreement.

          In rendering opinions provided for in this Agreement, counsel may rely upon opinions of other counsel and, as to matters of fact, upon certificates of public officials and of any officer or officers of First Federal, New Bank and the Holding Company.


                                   ARTICLE IX

                                   AMENDMENTS

          First Federal, the Holding Company and New Bank, by mutual consent of their respective Boards of Directors or incorporators, as the case may be, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after the approval and adoption thereof by the stockholders of First Federal, provided, however, that no such amendment, modification, supplement or interpretation shall have a materially adverse impact on First Federal or its stockholders except with the approval of the stockholders of First Federal.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

          10.1 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger and reorganization abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of First Federal) prior to the Effective
Date:

                  (a) By mutual consent of the parties hereto;

                  (b) By the Holding Company or New Bank, if any condition set forth in Sections 7.1 through 7.8 of Article VII or Section 8.1 of
          Article VIII has not been met or has not been validly waived or if; or

                  (c) By First  Federal,  if any condition set forth in Sections
          7.1 through 7.8 of Article VII or Section 8.2 of Article VIII has not been met or has not been validly waived or if the holders of more than 10 percent of the outstanding voting stock of First Federal deliver properly to First Federal a demand for appraisal and payment for shares pursuant to 12 C.F.R. Section 552.14.

          10.2 An election by a party hereto to terminate this Agreement and abandon the Merger as provided in Section 10.1 shall be exercised on behalf of such thrift institution or corporation by its Board of Directors or incorporators, as may be the case.

          10.3 In the event of the termination of this Agreement pursuant to the provisions of Section 10.1 hereof, this Agreement shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective incorporators, directors, officers or stockholders in respect to this Agreement.

          10.4 Any of the terms or conditions of this Agreement (other than the necessary approvals of stockholders and government authorities) may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to be afforded to the stockholders of First Federal.


                                   ARTICLE XI

                                 EFFECTIVE DATE

          The effective date of the Merger ("Effective Date") shall be the last day of the calendar month during which the last to occur of the following events takes place: (i) the Merger is approved by the Office of Thrift Supervision and the Articles of Combination are executed by the Office of Thrift Supervision,
(ii) all other required regulatory approvals have been obtained, and (iii) all other conditions to the Merger herein set forth have been met. The Boards of Directors of First Federal, New Bank and the Holding Company each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date of the Merger if necessary to properly and efficiently accomplish the Merger. However, in no event shall the Merger become effective unless and until approved by the Office of Thrift Supervision.


                                   ARTICLE XII

                       TERMINATION OF REPRESENTATIONS AND
                        WARRANTIES AND CERTAIN AGREEMENTS

          The respective representations, warranties, covenants and agreements of the parties hereto in Articles III, IV and V hereof shall expire with, and be terminated and extinguished by, the Merger and reorganization pursuant to this Agreement at the time of the consummation thereof on the Effective Date. None of the parties shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement which does not survive the Merger and reorganization, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant or agreement shall be to elect not to proceed with the Merger and reorganization if such breach has resulted in the failure to satisfy a condition precedent to such party's obligation to consummate the transactions contemplated hereby.


                                  ARTICLE XIII

                                  MISCELLANEOUS

          13.1 This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

          13.2 Any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

          13.3 Any notice or waiver to be given to any party shall be in writing and shall be deemed to have been duly given if delivered, mailed, or sent by prepaid telegram, addressed to such party at 2900 Texas Avenue, Bryan, Texas 77802.

          13.4  The  captions   contained  in  this  Agreement  are  solely  for
convenient reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

          13.5 First Federal will pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, First Federal, New Bank and the Holding Company each under the authority of its Board of Directors, and Richard E. Belcher have caused this Agreement to be executed with the intent to be legally bound hereby.

                                    FIRST FEDERAL SAVINGS BANK
ATTEST:


By: /s/ Charles Neelley             By: /s/ J. Stanley Stephen
    Charles Neelley, Secretary          J. Stanley Stephen,
                                        President and Chief Executive Officer


Date:                                     Date:

                                          NEW FIRST FEDERAL SAVINGS
ATTEST:                                     BANK


By: /s/ Charles Neelley             By: /s/J. Stanley Stephen
    Charles Neelley, Secretary          J. Stanley Stephen
                                        President and Chief Executive Officer


Date:                                     Date:


ATTEST:                                   THE BRYAN-COLLEGE STATION
                                          FINANCIAL HOLDING COMPANY


By: /s/ Charles Neelley             By: /s/ J. Stanley Stephen
    Charles Neelley, Secretary          J. Stanley Stephen
                                        President and Chief Executive Officer


Date:                                     Date:


Witness:

/s/ Charles Neelley                           /s/ J. Stanley Stephen
Charles Neelley                               J. Stanley Stephen


Date:                                     Date:

                                   SCHEDULE A

                        OFFICES OF SURVIVING INSTITUTION


MAIN OFFICE

2900 Texas Avenue
Bryan, Texas 77802

BRANCH OFFICE

2200 Longmire
College Station, Texas

LOAN PRODUCTION OFFICES

510 N. Valley Mills Drive
Waco, Texas 76710

701 Normal Park, Suite 208E
Huntsville, Texas 77340

                                   SCHEDULE B

                       DIRECTORS OF SURVIVING INSTITUTION



                                                                    Term
            Name                     Address                       Expires
            ----                     -------                       -------

J. Stanley Stephen         2900 Texas Avenue                         1997
                           Bryan, Texas  77802

Ken Hayes                  2900 Texas Avenue                         1997
                           Bryan, Texas  77802

Charles Neelley            2900 Texas Avenue                         1997
                           Bryan, Texas  77802

George Koenig              2900 Texas Avenue                         1997
                           Bryan, Texas  77802

Ernest A. Wentrcek         2900 Texas Avenue                         1998
                           Bryan, Texas  77802

Robert H. Conaway          2900 Texas Avenue                         1998
                           Bryan, Texas  77802

Richard L. Peacock         2900 Texas Avenue                         1999
                           Bryan, Texas  77802

Jack W. Lester, Jr.        2900 Texas Avenue                         1999
                           Bryan, Texas  77802

Phil Hobson                2900 Texas Avenue                         1999
                           Bryan, Texas  77802

J. Roland Ruffino          2900 Texas Avenue                         1999
                           Bryan, Texas  77802

          Successor or substitute directors may be named, subject to compliance with the requirements of applicable law and the Charter and Bylaws of the Surviving Institution.